Exhibit 4.6

TECHNICAL ASSISTANCE AND TRANSFER OF TECHNOLOGY SERVICES AGREEMENT (THE “CONTRACT”), DATED APRIL 13, 2015, CELEBRATED BY:

I.                                       Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (“OMA”);

II.                                   Servicios Aeroportuarios del Centro Norte, S.A. de C.V. (the “Services Company”);

III.                               Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad Juarez, S.A. de C.V., Aeropuerto de Culiacan, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlan, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreon, S.A. de C.V., Aeropuerto de San Luis Potosi, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., y Aeropuerto de Zihuatanejo, S.A. de C.V. (jointly, the “Concessionaire Companies”);

IV.                            Servicios de Tecnologia Aeroportuaria, S.A. de C.V. (“SETA”), and

V.                                Aeroinvest, S.A. de C.V. (“Aeroinvest”), and Aeroports de Paris Management, S.A. (“ADPM” and jointly with Aeroinvest, the “SETA’s shareholders”) as bound in terms of Section 3.1 of this Contract.

Pursuant to the following Statements and Clauses:

STATEMENTS

I.                               OMA declares through its legal representative that:

a)                                Is a Publicly Held Corporation duly incorporated pursuant the laws of Mexico, authorized to enter into this Contract and be bound under the terms of the same.

b)                                To this date, its legal representative has sufficient authorities to enter into this Contract in its name and on its behalf, and such authorities have not been modified, revoked or limited in any way.

c)                                 The celebration of this Contract and compliance of its obligations do not result in non-compliance or oppose the terms of (i) its bylaws, (ii) any covenant, contract, certificate, security or instrument celebrated or subscribed by the latter, (iii) any applicable law, regulation, circular or standard, or (iv) any applicable judicial, arbitral or administrative resolution. Furthermore, it has obtained all and each of the authorizations required to celebrate this Contract.

d)                                It is of its interest to enter into this Contract in order for SETA to participate in managing the Assigned Airports providing Technical Assistance, Technical Information and Technical Knowledge with the objective of improving its operation and increase productivity of the same.

Signature Version

e)                                Up to its knowledge, there are no proceedings, pending investigations, threats of proceedings or pending investigations, duly notified and in writing, carried out before any court, regulatory or administrative authority or governmental entity with jurisdiction over the company or its properties: (i) having as purpose to affect the validity of any of the provisions of this Contract, or (ii) having as purpose the issuance of a resolution or judgment that could be reasonably expected to result in a significant adverse effect on its capacity to comply with its obligations in accordance with, or on the validity or enforceability of this Contract.

f)                                    This Contract constitutes a valid and an enforceable obligation pursuant to its terms.

II.                           The Services Company and each of the Concessionaire Companies declare through its legal representative that:

a)           Is a corporation duly incorporated pursuant the laws of Mexico, authorized to enter into this Contract and be bound under the terms of the same.

b)                                To this date, its legal representative has sufficient authorities to enter into this Contract in its name and on its behalf, and such authorities have not been modified, revoked or limited in any way.

c)                                 The celebration of this Contract and compliance of its obligations do not result in non-compliance or oppose the terms of (i) its bylaws, (ii) any covenant, contract, certificate, security or instrument celebrated or subscribed by the latter, (iii) any applicable law, regulation, circular or standard, or (iv) any applicable judicial, arbitral or administrative resolution. Furthermore, it has obtained all and each of the authorizations required to celebrate this Contract.

d)                                Up to its knowledge, there are no proceedings, pending investigations, threats of proceedings or pending investigations, duly notified and in writing, carried out before any court, regulatory or administrative authority or governmental entity with jurisdiction over the company or its properties: (i) having as purpose to affect the validity of any of the provisions of this Contract, or (ii) having as purpose the issuance of a resolution or judgment that could be reasonably expected to result in a significant adverse effect on its capacity to comply with its obligations in accordance with, or on the validity or enforceability of this Contract.

e)                                This Contract constitutes a valid and an enforceable obligation pursuant to its terms.

III.                       SETA declares through its legal representative that:

a)           Is a corporation duly incorporated pursuant the laws of Mexico, authorized to enter into this Contract and be bound under the terms of the same.

Signature Version

b)                                To this date, its legal representative has sufficient authorities to enter into this Contract in its name and on its behalf, and such authorities have not been modified, revoked or limited in any way.

c)                                 The celebration of this Contract and compliance of its obligations do not result in non-compliance or oppose the terms of (i) its bylaws, (ii) any covenant, contract, certificate, security or instrument celebrated or subscribed by the latter, (iii) any applicable law, regulation, circular or standard, or (iv) any applicable judicial, arbitral or administrative resolution. Furthermore, it has obtained all and each of the authorizations required to celebrate this Contract.

d)                                Through SETA’s shareholders, have sufficient, legal, technical, administrative, and finance capacity to provide the services subject to this Contract, and it is of its interest to enter into this Contract in exchange for a consideration.

e)                                Has the technical capacity required according to the Call, which is based on the Operations Contract subscribed between Aeroports de Paris and SETA in June 14, 2000, pursuant to which Aeroports the Paris will provide SETA the necessary technical assistance and transfer of technology in order for SETA to be able to comply with its obligations under this Contract, and shall grant OMA the right to obtain such technical assistance directly from Aeroports de Paris, due to the solidary obligation assumed in terms of Section 3.1 of this Contract.

f)                                    Up to its knowledge, there are no proceedings, pending investigations, threats of proceedings or pending investigations, duly notified and in writing, carried out before any court, regulatory or administrative authority or governmental entity with jurisdiction over the company or its properties: (i) having as purpose to affect the validity of any of the provisions of this Contract, or (ii) having as purpose the issuance of a resolution or judgment that could be reasonably expected to result in a significant adverse effect on its capacity to comply with its obligations in accordance with, or on the validity or enforceability of this Contract.

g)                                This Contract constitutes a valid and an enforceable obligation pursuant to its terms.

IV.                    Each of SETA’s shareholders declare through its legal representative that:

a)           Is a corporation duly incorporated pursuant the laws of Mexico, authorized to enter into this Contract and be bound under the terms of the same.

b)                                To this date, its legal representative has sufficient authorities to enter into this Contract in its name and on its behalf, and such authorities have not been modified, revoked or limited in any way.

c)                                 The celebration of this Contract and compliance of its obligations do not result in non-compliance or oppose the terms of (i) its bylaws, (ii) any covenant, contract, certificate, security or instrument celebrated or subscribed by the latter, (iii) any applicable law, regulation, circular or standard, or (iv) any applicable judicial, arbitral

Signature Version

or administrative resolution. Furthermore, it has obtained all and each of the authorizations required to celebrate this Contract.

d)                                Up to its knowledge, there are no proceedings, pending investigations, threats of proceedings or pending investigations, duly notified and in writing, carried out before any court, regulatory or administrative authority or governmental entity with jurisdiction over the company or its properties: (i) having as purpose to affect the validity of any of the provisions of this Contract, or (ii) having as purpose the issuance of a resolution or judgment that could be reasonably expected to result in a significant adverse effect on its capacity to comply with its obligations in accordance with, or on the validity or enforceability of this Contract.

e)                                This Contract constitutes a valid and an enforceable obligation pursuant to its terms.

Based on the above statements, the parties of the foregoing Contract agree to the following:

CLAUSES

1.                                   DEFINITIONS; INTERPRETATION RULES AND ANNEXES.

1.1                          The terms set forth below shall have the meaning attributed as follows:

Management of Assigned Airports	Has the meaning set forth in Section 3.2.1 of this Contract.

Technical Assistance

Training and assistance to manage the Assigned Airports provided by SETA in favor of OMA, the Services Company and Concessionaire Companies, necessary to carry out a proper operation, management and planning of assigned airports, whose requirements are established in Annex 1 of this Contract.

Non-compliance Notice	Notice that, according to Section 13.2, the Services Company shall deliver to SETA and SETA’s shareholders upon the existence of a non-compliance event.

Notice of Included Provision of Services	Notice that SETA shall deliver to the Services Company regarding the provision of Consulting Services.

Termination Notice

Means the notice that the Services Company can deliver to SETA and SETA’s shareholders, in case of non-compliance by SETA or SETA’s shareholders under this Contract, and by virtue of which this Contract is terminated.

Non-compliance	Has the meaning set forth in Section 13.

Signature Version

Event

Audit Committee	OMA’s audit committee integrated pursuant OMA’s bylaws and/or the applicable legal provisions.

Corporate Practices Committee	OMA’s corporate practices committee integrated pursuant to OMA’s bylaws and/or applicable legal provisions.

Technical Knowledge

Technical knowledge, protected inventions with or without a patent, trade secrets, procedures, studies, methods or experience and information related to airport, commercial and complementary services rendering, as well as management of companies, on which SETA or SETA’s shareholders have disposal authorities and that are necessary to carry out a proper operation, management, planning, and if applicable, the construction or extension of the Assigned Airports, in order to implement solutions (development and adaptation of management and operation procedures, preparation of guides and staff training in any aspect related to the operation, management and planning of Assigned Airports), including:

•                                          Policies, strategies and business plans;

•                                          Operation systems;

•                                          Financial control systems;

•                                          Commercial and Marketing systems;

•                                          Development of Non-aeronautical activities;

•          Follow-up control systems of commitments established in the concession certificates of Concessionaire Companies;

•                                          Accounting, statistical and organizational systems;

•                                          Strategic planning;

•                                          Financial projections;

•                                          Air traffic forecast (including air cargo);

•                                          Required investment projections;

•                                          Preparation and development of the Development Master Program;

•                                          Training;

•                                          Quality control;

•                                          Computer systems;

Signature Version

• Safety procedures; and • Financing strategies.

Contract	The Technical Assistance and Transfer of Technology Services Agreement.

Operations Contract	The Operations Contract celebrated in June 14, 2000 between SETA and ADPM, as it has been transferred or modified in the past o in the future pursuant to its terms.

Call

The call for the acquisition of the certificates that represent OMA’s capital stock and the corresponding bidding rules published in the Federal Official Gazette in December 17, 1999 and its modifications.

Management Services Rendering Agreement

The Management Services Rendering Agreement celebrated in June 14, 2000 between the Services Company and the Concessionaire Companies, by virtue of which the Services Company agreed to provide management services to the Concessionaire Companies; Agreement which is attached as Annex 2.

Force Majeure	Has the meaning set forth in Section 15.

Technical Information

(i) All information in any form that ADPM has developed and used in the operation and development of the airports located in the cities mentioned in Annex 3 of this Agreement, by its own, through its subsidiaries and affiliates or through third parties, over which has the right to use and disposition; and (ii) any improvement to the information referred in subsection (i) above. The Technical information is the information required to comply with Annex 1 of this Agreement.

Improvements	Has the meaning set forth in Section 5.3 of this Contract.

Annual Business Plan

The plan that shall be adopted during the last 4 (four) months of each year for each Assigned Airport for its duly operation during the following year, which shall be consistent with the strategic vision of the business and with the current Development Master Program, which include: (i) the marketing plans, financial arrangements, investments and capital expenditures, and activities for the corresponding Assigned Airport for such year; (ii) a budget with sufficient detail of the estimated income of the corresponding Assigned Airport and the expenses and

Signature Version

investments to be made with the implementation of the Development Master Program; and (iii) a financial management plan, including all agreements for debt financing.

Development Master Program	Has the meaning set forth in article 38 of the Airports Law.

SCT	The Department of Communications and Transports.

Additional Services	Has the meaning set forth in Section 3.6.

Emergency Services	Has the meaning set forth in Section 3.8.

Consulting Services	The services referred in Section 3.2.1 of this Contract.

Assigned Airport Services	The services referred in article 48 of the Airports Law that each Concessionaire Company shall provide by itself or through third parties to each of the Assigned Airports.

Required Included Services	Consulting services that OMA and/or the Services Company require from SETA pursuant to an Included Services Request.

Included Services Request	Means the request that OMA delivers to SETA regarding the rendering of Consulting Services.

EBITDA	Means the earnings before interests, tax, depreciation and amortization of OMA on a consolidated basis, before and without considering the compensation to be paid to SETA in terms of this Contract.

1.2                          The following interpretation rules apply to this Contract.

(a)         The term “documents” include any and all documents, contracts, covenants, instruments, certificates, notices, reports, statements, or any other written communications, regardless of the form they are documented, whether electronic or physical.

(b)         The references “Statement”, “Clause”, “Annex” or any other subdivision, to any document attached, unless otherwise specified, are Statements, Clauses, Annexes, subdivisions or documents attached to the documents in which the reference appears.

(c)                             Any document referred in this Contract or in any other document means such document as it has been modified, amended or replaced from time to time, including all annexes or instruments incorporated to the same document.

(d)                            Any law, regulation, provision or circular referred in this Contract or in any document means such law, regulation, provision or circular, as it has been modified,

Signature Version

amended, added or replaced by a law, regulation, provision or comparable circular, or by laws, regulations or rules enacted, as well as any judicial or administrative interpretation of the same.

(e)                            All terms defined in this Contract can be applied in singular or plural, and the terms “include” or “including” is understood as “including without limitation”.

(f)                                The words “foregoing” or “in the foregoing”, “under the foregoing” and the words or phrases with similar nature will refer to this Agreement in general and not to any particular provision of the same.

(g)                            The references to “days” are references to calendar days.

(h)                           The singular includes Plural and Plural includes the Singular and the same for Masculine to Feminine and vice versa.

(i)                                 References to a person are also references to their successors, permitted assignees, and if applicable, to any person that substitutes in the terms of this Contract (and in the case of any governmental authority, any person that is a successor of the position, authorities and jurisdiction of such governmental authority.

1.3                          The Annexes and Appendices mentioned below are an integral part of this Contract, and are literally reproduced as follows:

ANNEX 1 – INCLUDED SERVICES

ANNEX 2 – MANAGEMENT SERVICES RENDERING AGREEMENT

ANNEX 3 – LIST OF CITIES WHIT AIRPORTS

CLAUSES

2.                                   PURPOSE OF THE CONTRACT.

2.1                          The purpose of this Contract is to establish SETA’s rights and obligations with respect to their interest in OMA’s management, through the provision of Technical Assistance and Transfer of Technical Information and Technical Knowledge from SETA in favor of OMA, and from OMA to the Assigned Airports.

2.2                          SETA’s shareholders are joint obligors with SETA’s obligations referred in Sections 3.1, 3.2, 4.2, 5.2, 5.3, 10.1, and 10.3, and the Investment Partners shall have the direct obligation referred to in Section 3.2.1.3.

3.                                   INCLUDED SERVICES.

SETA shall provide the following services to OMA as a whole and to each of the Concessionaire Companies:

3.1                          Technical Assistance and Transfer of Technology.

3.1.1             Operation Services in General. OMA and the Services Company, are required to supervise, direct and control the operations of the Assigned Airports,

Signature Version

as well as the management, maintenance and promotion of services provided to each of the Assigned Airports, whether by itself or by third parties (“Management of Assigned Airports”), and SETA agrees to provide necessary Technical Assistance and Technical Information to OMA or the Services Company to carry out such activity in terms of this Contract in favor of the Assigned Airports.

The Consulting Services that shall be provided to comply with Annex 1 are the Included Consulting Services, as well as any other service required and provided by SETA to the Assigned Airports pursuant to the provisions of Section 3.6, which shall be subject to the following:

3.1.1.1        Consulting Services. SETA shall provide OMA the Included Consulting Services as follows:

(i)           Consulting and assistance in order that the Assigned Airports are managed and operated pursuant with the Technical Knowledge;

(ii)          Consulting and assistance regarding the application of Technical Knowledge in Assigned Airports in order to comply with the applicable legislation, regulations, Official Mexican Standards, and any other requirements of the competent authorities in the United States of Mexico; and

(iii)      Consulting and assistance regarding the adaptation of the Technical Knowledge in each of the Assigned Airports.

3.1.1.2        Included Consulting Services. The Included Consulting Services consist of providing consulting and assistance services regarding the operational methods and systems that are part of the Technical Knowledge, developed to implement, make more efficient or improve the following provisions, which shall be provided by SETA pursuant the implementation program of the requirements established in Annex 1:

(i)           Air traffic forecast;

(ii)          Improvements in operational capacity;

(iii)        Safety;

(iv)        Environmental aspects;

(v)          Planning and technical services;

(vi)      Fees: SETA shall provide the Services Company the Information and Technical Assistance necessary to implement its strategy for the application of fees for the provision of each Airport Service offered to each of the Assigned Airports, including the applicable fees to complementary and commercial service providers under each Assigned Airport; information which shall be consistent with the practices followed at international airports of the kind referred in the concession certificates of the Concessionaire Companies.

Signature Version

(vii)       Control Systems: SETA shall provide to the Services Company the Technical Information and Technical Assistance necessary to establish accounting, finance, management, and operation control systems required to carry out the Management of Assigned Airports, which shall be consistent with the one used at international airports of the kind referred in the concession certificates of the Concessionaire Companies. If applicable and upon OMA’s request, SETA shall grant OMA the licenses or sublicenses of its property at no additional cost with respect to the software necessary to use such systems, and when its use is indispensable according to the technology transferred, software which would not be able to be acquired from a different supplier than SETA, SETA’s shareholders or a Related Party to them; or SETA shall develop an ad-hoc software for the Services Company. In the event that the software licenses mentioned above are available in the market or there are two or more different suppliers besides SETA or Related Parties to them, such licenses shall be considered as Additional Services.

In addition, SETA agrees to deliver OMA, through the Services Company, any improvement, change or development of the Technical Information provided.

Maintenance: SETA shall provide the Services Company, maintenance and operation guides, in order to improve the management of the Assigned Airports. In addition, SETA shall provide OMA with advisory and Technical Assistance necessary to carry out such maintenance and comply with the obligations provided in the concession certificates of the Concessionaire Companies for the exploitation, management, operation, and if applicable, the construction of Assigned Airports. The Technical Assistance shall be provided with duly trained staff in the matters required.

(viii)    Guides: SETA shall provide to the Services Company, the Technical Assistance and Technical Information required for the elaboration of manuals for operation, maintenance, safety, internal surveillance, and among others.

(ix)        Working Policies: SETA shall provide to the Services Company, the Technical Information necessary to adopt the recruitment and staff performance policies applicable to OMA according to the standards used at international airports of the kind referred in the concession certificates of the Concessionaire Companies.

Such policies include at least, objective criteria regarding the selection, supervision, training, compensation, discipline rules, and delegation of authorities from trustworthy and unionized

Signature Version

personnel required to carry out the management of the Assigned Airports.

(x)          Training: SETA shall provide Assistance and Technical Information required, by itself or through third parties verified and authorized by OMA, for the elaboration and implementation of training programs, including budgets, content design of training courses, selection of instructors, and effective monitoring. Notwithstanding the above, at any moment during the validity of this Contract, OMA may request SETA that by itself or through any of SETA’s shareholders, carry out the training of OMA’s employees, in order to transmit the Technical Knowledge necessary to manage the Assigned Airports pursuant the standards of international airports of the kind referred in the concession certificates of Concessionaire Companies.

Such training shall be carried out in the facilities of the airports where the referred employees work, or, if applicable, in the facilities of SETA’s shareholders, if SETA agrees to do so.

(xi)        Development Master Program: Every 5 (five) years, OMA shall submit to the SCT, for each of the Assigned Airports, the revisions corresponding to the original Development Master Program, therefore, SETA agrees to provide the Technical Assistance necessary and provide the training required to the staff of the Services Company for the elaboration of such Development Master Program. In order to prepare the above Development Master Program, SETA shall provide the Technical Information and technical studies, financial feasibility studies, and other economic studies that are necessary.

(xii)     Goods and Insurances: SETA shall provide the Technical Knowledge, Assistance and Technical Information required regarding the management of properties, goods granted by concession and expansion projects, as well as the information about risk management, insurance contracting, audit performances, and review of the management of the Assigned Airport; and

(xiii)      Management Services Rendering Agreement: SETA declares that knows the terms of the Management Services Rendering Agreement celebrated by the Services Company with each of the Concessionaire Companies for their management. SETA agrees to provide Technical Assistance necessary to comply with the obligations of the Services Company contained in such Management Services Rendering Agreement, upon OMA’s request.

Signature Version

3.1.1.3        Excluded Services. SETA, SETA’s shareholders and Related Parties agree to be subject to the following participation rules in the provision of the following Services to the Assigned Airports:

(i)           Aeronautical Services. They cannot participate in the provision of Airport Services;

(ii)          Complementary Services. They can participate, but in no case may compete with OMA or the Concessionaire Companies in the provision of such Services;

(iii)        Commercial Services. They can participate through a tender, but in no case may provide Commercial Services on the same line of business that OMA or the Concessionaire Companies are providing in a particular Assigned Airport; and

(iv)      Construction and Supply. SETA or SETA’s shareholders may only participate in construction activities or in the provision to Assigned Airports when the corresponding contracts are awarded through a bidding process, in which there are at least three (3) contractors (“Third Parties”), in addition to SETA or any of SETA’s shareholders or Related Parties, as the case may be. In such case, OMA’s competent Committee elected pursuant the bylaws shall carry out the supervision and auditing of the constructions through an independent supervision company that has international recognition. If in the bidding process carried out, SETA or SETA’s shareholders are in equal circumstances for price, quality and opportunity, a contract shall be assigned to SETA or SETA’s shareholders, as the case may be. OMA’s competent Committee pursuant to the bylaws shall establish the rules for the bidding process.

3.2         Provision of Technical Assistance Services. SETA and SETA’s shareholders shall perform all necessary acts in order that Management of the Assigned Airports comply with the quality, safety, opportunity and pricing standards provided in each of the concession certificates of the Concessionaire Companies:

3.2.1    Technical Assistance in the facilities of Assigned Airports. SETA and/or SETA’s shareholders, upon OMA’s request, shall appoint trained persons for the provision of services referred in Section 3.1.1.2 above, in airport facilities or in the Assigned Airports appointed by the Services Company, with the purpose of providing Technical Assistance requested pursuant this Contract. The number of staff available, characteristics and responsibilities shall be determined by mutual consent by the parties, and in the absence of agreement, SETA shall freely decide and become responsible for any incident or accident originated by the Management of the Assigned Airports, when such incidents or accidents arise from the absence of staff dedicated to the requested Technical Assistance.

3.2.2    Visits to SETA and SETA shareholder’s Facilities. In addition to the training obligations established in Section 3.1.1.2 above, OMA shall have the

Signature Version

right at its own cost, that any of its officers visit and check the airport facilities of SETA’s shareholders where Airport Services are provided by such SETA’s shareholders in order to receive training. These visits are for the time and at the moment that OMA and SETA agree, case by case.

3.3         Technical Information and Technical Knowledge. According to the working program that SETA and OMA agree, by themselves or through SETA’s shareholders, OMA shall receive all Technical Information and all Technical Knowledge necessary for the operation of the Assigned Airports. For such purpose, SETA shall deliver the Services Company, prior a confidentiality agreement with OMA, copies of any drawing or industrial design, descriptions, manuals of operations, quality control guides, and any other documents that cover Technical Information and Technical Knowledge. Likewise, SETA and/or SETA’s shareholders agree to update such information as soon as it becomes modified or improved.

3.4         Request for the Provision of Included Consulting Services. SETA is required to provide Included Consulting Services without OMA’s request. Notwithstanding the above, OMA may require SETA the provision of any specific service contemplated in Section 3.1.1.2, by delivering to SETA a services request (the “Included Services Request”) specifying in reasonable detail, the nature and amount of Included Consulting Services required (the “Included Services Required”), the time and place in which the corresponding Assigned airport requires the Included Consulting Services. Additionally, if SETA does not provide any of the services referred in Section 3.1.1.2 above, OMA may deliver an Included Services Request in order for SETA to provide the services mentioned in such request.

3.4.1    Provision of Included Consulting Services. SETA shall provide the Included Consulting Services pursuant the terms and conditions specified in the Included Services Request submitted pursuant the terms of this Contract, consequently within the following 5 (five) business days after SETA receives the Included Services Request from OMA, and SETA shall deliver OMA a notice (the “Notice of the Provision of Included Services”) specifying that SETA agrees to provide the Included Services Required pursuant the Included Services Request.

3.5         Additional Services. If any of the Assigned Airports requires Consulting Services that are not of an identical nature or are replaceable from the Included Consulting Services (the “Additional Services”), the Corporate Practices Committee shall call SETA and third parties to a contest for the provision of Additional Services, for which shall specify in reasonable detail, the nature and amount of Additional Services required in time and place where the Assigned Airport requires the Additional Services.

The Corporate Practices Committee shall award the provision of Additional Services in favor of who offers the best conditions for price, quality and opportunity for OMA.

The participation of SETA, SETA’s shareholders and Related Parties in the provision of services other than the services in the Assigned Airports, construction contracting and acquisitions in favor of Concessionaire Companies, shall be subject at all times to the bidding process of the corresponding contract pursuant to the terms established by the Corporate Practices Committee.

Signature Version

3.6         Determining Services as Consulting Services. In case of uncertainty regarding the fact that a service is of an identical nature or replaceable with any of the Consulting Services, such uncertainty shall be solved by an expert in the subject matter appointed by the parties.

3.7         Emergency Services. In the event that in any of the Assigned Airports there is an emergency situation, OMA can require SETA to provide any of the Consulting Services or Additional Services within a term less than 15 (fifteen) calendar days (the “Emergency Services”), term which can be extended in situations that require it. In any case, the cost of such Emergency Services shall be established between the parties and will not require the previous bidding process referred in Section 3.6 above.

3.8      Reports. SETA agrees to provide OMA, through the Services Company, a monthly report regarding the provision of Consulting Services during such month.

3.9         Operation Parameters. The provision of services referred in this Contract shall seek that each airport annually complies with the operation parameters established in the concession certificates of the Concessionaire Companies in the number of operations performed, the number of passengers and the number of commercial premises.

4.            STATEMENTS AND GUARANTEES.

4.1         SETA Statements. SETA declares and agrees:

4.1.1             To have the right and use the Technical Knowledge during the term of this Contract in order to provide Consulting Services. For this purpose, SETA celebrated the Operations Contract, which shall be valid during the term of this Contract or its extension pursuant to its terms;

4.1.2             That it has not entered into, and will not enter into, any contract during the term of this Contract that restricts the right to use the Technical Knowledge for purposes of providing the Consulting Services; and

4.1.3             To know the content of the Management Services Rendering Agreement celebrated between the Services Company and the Concessionaire Companies for the operation of the Assigned Airports and shall comply with its obligations with the provision of Services pursuant to the same.

4.2         SETA Guarantees. SETA guarantees and agrees with OMA that:

4.2.1             The Consulting Services shall be provided in a proper and efficient manner pursuant with the recognized international practices and with a standard of care and consistent diligence with its operations for the corresponding airports, in order for the Assigned Airports to be duly operated;

4.2.2             Pursuant to the provisions of Section 3.1.1.2 (xiii), shall provide to the Services Company, Consulting Services required in order that the said company comply with its obligations established in the Management Services Rendering Agreement;

Signature Version

4.2.3             The Consulting Services shall be provided in a manner consistent with all applicable laws and regulations, safety procedures and environmental protection regulations, as well as in compliance with the obligations of the Concessionaire Companies established in the concession certificates of the Concessionaire Companies and the respective Development Master Programs; and

4.2.4             Shall provide to the Assigned Airports, staff with sufficient capacity and experience to comply with SETA’s obligations under this Contract.

4.3     Statements and Guarantees of the Services Company. The Services Company and the Concessionaire Companies declare and guarantee that:

4.3.1             They will use and implement Technical Assistance, Technical Information and Technical Knowledge provided by SETA according this Contract, only in order to operate and manage the Assigned Airports in a proper and efficient way according to the recognized international practices, in a manner consistent with all applicable laws and regulations, safety procedures and environmental protection regulations, as well as in compliance with the obligations of the Concessionaire Companies established in their corresponding Concessions. In the event that any Assigned Airport is operated according the consulting received from SETA, for purposes of this Section 4.3.1, such operation and management shall be considered, in the absence of a notice from SETA providing otherwise, consistent with the applicable laws and regulations, airport safety procedures, and environmental protection regulations;

4.3.2             Shall take any action reasonably necessary to ensure that its obligations and the obligations of the Concessionaire Companies mentioned in the paragraph above, are complied;

4.3.3             Have sufficient financial resources to comply with the obligations referred in the two preceding paragraphs; and

4.3.4             Shall provide SETA with the information necessary for it to provide Consulting Services and determine the requirements of the Assigned Airports with respect to the Consulting Services, including without limitation, the details of the forecast in the number of passengers, budget planning, use of facilities, management, and handling of financial information; and if such information becomes available in electronic format, shall provide electronic access to SETA.

5.            INFORMATION LICENSE AND TECHNICAL KNOWLEDGE.

SETA’s Exclusive Contracting. With the exception of the provisions of Section 3, and as long as each of SETA’s shareholders maintain an individual interest in SETA’s capital stock of at least 12.75% (twelve point seventy five percent) of the shares representative of SETA’s capital stock, the Services Company, neither directly or indirectly, shall hire any person other than SETA, to provide identical nature services or services replaceable with the Included Consulting Services regarding the Management of Assigned Airports without the previous written consent of SETA.

Signature Version

5.1         License of the Information and Technical Knowledge. SETA grants the Services Company an exclusive license in the United States of Mexico, to use the Technical Information and Technical Knowledge regarding the Management of Assigned Airports during the validity of this Contract. Notwithstanding the above, SETA may also grant a license to use in total or in part of the Technical Information and/or the Technical Knowledge for any of its subsidiaries or SETA’s shareholders under the national territory, as long as obtains the authorization of the Services Company. At the termination of this Contract, SETA shall grant the Services Company an indefinite non-exclusive license regarding the Technical Information and Technical Knowledge that had been provided by SETA during the term of this Agreement.

5.2         Improvements.

5.2.1             SETA shall inform the Services Company, as soon as possible, but no later than 10 (ten) days of any improvement made regarding the Technical information and Technical Knowledge, including any products, inventions, procedures, systems or equipment, used for the purposes of this Contract, which shall become part of the license granted pursuant the Section 5.2 of this Contract.

5.2.2             If the Services Company, Concessionaire Companies or any of its employees, officials or agents perform an improvement to the Technical Information and/or Technical Knowledge, the Services Company shall grant SETA a free, indefinite and exclusive license to use and grant licenses over the same, such improvements as part of the Technical Information or Technical Knowledge.

5.2.3   The Services Company shall immediately inform SETA about any significant improvement to the Technical Information and/or Technical Knowledge that the Services Company or any of the Concessionaire Companies develop. For purposes of this Section, “Improvements”, means any idea, invention or modification to the Technical Knowledge and Technical Information used by OMA.

5.2.4             The Services Company may not sell or offer for sale, use in public or disclose to the public, any of the improvements referred in this Section to persons other than the Concessionaire Companies or companies owned by OMA, or that the latter has the control of, during the validity term of this Contract and without the previous written consent of SETA. After the termination of this Contract, the Services Company may use the improvements in any way consistent with the license that SETA grants pursuant Section 5.2.

6.            TERM.

This Contract shall enter into force as of June 15, 2015, and shall continue in force until December 31, 2020, with automatic renewals as of January 1, 2021, for 1 (one) year periods, unless OMA, the Services Company and Concessionaire Companies, acting jointly, or SETA and SETA’s shareholders acting jointly, provides termination notice to the other party with at least 90 (ninety) days to the scheduled termination date.

Signature Version

The above, in the understanding that the automatic renewal referred in the previous paragraph, shall only operate as long as each of SETA’s shareholders maintain an individual interest in SETA of at least 12.75% (twelve point seventy five per cent) of the shares representative of the capital stock of SETA.

7.                                   ECONOMIC TERMS.

OMA agrees to pay SETA to comply with its obligations established in Section 3.

7.1      Expenses Reimbursement. Within 30 (thirty) calendar days following SETA’s delivery of its directly incurred expenses report to the Services Company for the provision of Consulting Services, the Services Company shall pay SETA according to the following:

7.1.1             Travel and hotel expenses. Reasonable transportation and hotel costs of the persons dedicated to the provision of Consulting Services, duly evidenced and consistent to the policies established by OMA’s Committee pursuant to its bylaws.

7.1.2             Additional expenses. Any other expenses mutually agreed by SETA and the Services Company, pursuant to any Request of Services.

7.2                          Considerations. For its obligations referred in Section 2.2:

7.2.1             OMA shall pay an annual consideration equivalent to the amount of 3,477,783.00 (Three million four hundred and seventy seven thousand seven hundred and eighty three US Dollars) until the termination of this Contract (the amount previously mentioned shall be updated annually according to the US Consumer Price Index).

7.2.2             Notwithstanding the Section above,

(i)                                During the period from June 15, 2015 to December 31, 2015, if 4% (four per cent) of EBITDA is greater than the amount mentioned in Section 7.2.1, in addition to the amount corresponding to such Section 7.2.1, OMA shall pay the difference resulting from subtracting to the equivalent 4% (four per cent) of EBITDA, the fixed amount according to the Section above. EBITDA shall be reflected in OMA’s audited consolidated financial statements that the annual general shareholders’ meeting approves in a yearly basis.

(ii)                            During the first complete 3 (three) calendar years of this Contract, in other words, during the 2016, 2017 and 2018 exercises, if 4% (four per cent) of EBITDA is greater than the amount mentioned in Section 7.2.1, in addition to the amount corresponding to such Section 7.2.1, OMA shall pay the difference resulting from subtracting to the equivalent 4% (four per cent) of EBITDA, the fixed amount according to the Section above. EBITDA shall be reflected in OMA’s audited consolidated financial statements that the annual general shareholders’ meeting approves in a yearly basis.

Signature Version

(iii)                        During the 4th (fourth) and 5th (fifth) complete calendar years of the Contract, in other words, during the 2019 and 2020 exercises, as well as any yearly renewal to the initial term, if 3% (three per cent) of EBITDA is greater than the amount mentioned in Section 7.2.1, in addition to the amount corresponding to such Section 7.2.1, OMA shall pay the difference resulting from subtracting to the equivalent 3% (three per cent) of EBITDA, the fixed amount according to the Section above. EBITDA shall be reflected in OMA’s audited consolidated financial statements that the annual general shareholders’ meeting approves in a yearly basis.

7.3      Payment Method. The Services Company shall pay SETA the payments mentioned in Sections 7.1 and 7.2, plus the Value Added Tax, through electronic deposit in immediately available funds to SETA’s account as instructed in writing for this purpose:

7.3.1             Payment referred in Section 7.1 above, SETA shall deliver at the end of the provision of any of the Consulting Services for which incurred the expenses referred in such section, an invoice containing the description of services provided and expenses performed. In addition, the Services Company shall pay the corresponding amounts during the following 30 (thirty) days after receiving each invoice.

7.3.2             With respect to the consideration referred in section 7.2, the Services Company shall pay the amount mentioned in Section 7.2.1 in a quarterly basis, divided in equal parts in the months of March, June, September, and December, during the 10 (ten) calendar days following the delivery of the corresponding invoice issued by SETA.

After the celebration of OMA’s annual ordinary general shareholders’ meeting that approves its audited consolidated financial statements, in which the EBITDA is shown, the parties of this Contract shall determine if SETA should also receive the consideration established in Section 7.2.2. If (a) during the period from June 15, 2015 to December 31, 2015, 4% (four per cent) of EBITDA is greater than the amount mentioned in Section 7.2.1, the Services Company shall pay SETA no later than 15 (fifteen) business days after the celebration of OMA’s annual ordinary general shareholders’ meeting, the difference that corresponds to cover the consideration in terms of subsection (i) of Section 7.2.2; (b) during the first complete 3 (three) calendar years of this Contract, in other words, during the 2016, 2017 and 2018 exercises, if 4% (four per cent) of EBITDA is greater than the amount mentioned in Section 7.2.1 above, the Services Company shall pay SETA no later than 15 (fifteen) business days after the celebration of OMA’s annual ordinary general shareholders’ meeting, the difference that corresponds to cover the consideration in terms of subsection (ii) of Section 7.2.2; (c) during the 4th (fourth) and 5th (fifth) complete calendar years of the Contract, in other words, during the 2019 and 2020 exercises, as well as any yearly renewal to the initial term, if 3% (three per cent) of EBITDA is greater than the amount mentioned in Section 7.2.1, the Services Company shall pay SETA no later than 15 (fifteen) business days after the celebration of OMA’s annual ordinary general

Signature Version

shareholders’ meeting, the difference that corresponds to cover the consideration in terms of subsection (iii) of Section 7.2.2.

7.4                          Delay in Payment. If the Services Company incurs in default regarding any payment provided in Section 7, it shall pay SETA the amount that should have been paid on the maturity date, plus a gross interests on the unpaid amount at a rate equivalent to the daily average of the LIBOR rate for such period times 1.5.

8.                                   USE OF SPACES. OFFICE AND ACCESS SPACE.

The Concessionaire Companies shall allow SETA use the office spaces and facilities of each corresponding Assigned Airports that SETA reasonably requests for the provision of Consulting Services, provided in this Contract. In addition, each Concessionaire Company shall grant SETA and SETA’s employees and officers, unlimited access to all areas of the Assigned Airports; in the understanding that SETA shall only benefit of such access for purposes of providing Consulting Services in terms of this Contract. SETA shall occupy peacefully the office space and facilities referred in this Section.

9.                                   EMPLOYMENT INDEPENDENCE.

The parties agree that, for purposes of this Contract and except for the provisions of Section 2.1 above, the persons dedicated to provide Consulting Services shall continue to be considered at all time, unless otherwise agreed in writing by the parties, as SETA employees or employees of SETA’s shareholders or employees of its Related Parties, as the case may be, and at all times they shall not be considered as employees of any of the companies integrated by OMA.

10.                          CIVIL LIABILITY.

10.1    SETA and SETA’s shareholders shall be responsible of maintaining in force at all times and pursuant applicable law, the patents maintained for the Technical Knowledge subject of this Contract; consequently, shall be responsible for any trial or proceeding started against it or against OMA for using such Technical Knowledge.

10.2    SETA shall be responsible for all and each of the acts carried out by its employees in the facilities of the Assigned Airports.

10.3    SETA and SETA’s shareholders shall be responsible for damages caused to third parties and Assigned Airports, arising from (i) the use of Technical Information or Technical Knowledge and Consulting Services provided to OMA in terms of this Contract that are obsolete or unfit to guarantee the provision of airport services as defined in Article 48 of the Airports Law, for any governmental authority or international institution; or (ii) proven negligence from SETA’s employees or SETA’s shareholders that provide on site Technical Advice to Assigned Airports.

11.                          INDEMNITIES.

11.1    SETA’s Indemnities. SETA agrees to indemnify and hold harmless all of the companies integrated by OMA, its officers, employees, agents, and subcontractors (indistinctly “Indemnified Party”) from and against any responsibility, damages, loss, penalties, lawsuits, trials, costs, expenses, and any proceeding related to:

Signature Version

11.1.1    Employment Indemnities. Any trial or proceeding initiated by (i) its employees or SETA’s shareholders employees, and (ii) any employment authority, social security, Infonavit, or tax authority against any Indemnified Party and regarding its employees due to the provision of Consulting Services.

11.1.2    Civil Indemnities. Any infringement for patents, copyright, brand use, or related to any provision established in the Industrial Property Law or any other similar legislation in another jurisdiction, for the use or benefit of the Technical Information or Technical Knowledge transferred by SETA or by SETA’s shareholders in terms of this Contract. Likewise, SETA shall be responsible for any civil liability act initiated against an indemnified Party derived by (i) the use of obsolete Technical Information or Technical Knowledge declared as unfit to guarantee the safety in airport operations by any governmental authority or international institution; or (ii) the negligence of SETA or SETA’s shareholders in the provision of Consulting Services referred in this Contract; or

11.1.3    SETA’s Compliance. SETA’s performance under this Contract, as well as with any negligent act, omission or intentional act from SETA, or non-compliance with any statement or guarantee from SETA pursuant this Contract.

11.2    The indemnification referred in Section 11.1, includes (i) all payments of cash that an Indemnified Party has to cover due to an order from a judicial or administrative authority; and (ii) any expense for lawyers or representations incurred by the Indemnified Party for its defense from the proceeding or lawsuit installed, as long as they are reasonable and duly evidenced.

11.3    Proceeding. In the event that an Indemnified Party has knowledge of any lawsuit, administrative procedure, verification procedure, or notice regarding any responsibility or obligation corresponding to SETA or SETA’s shareholders, the Indemnified Party may choose to (i) give answer to the procedure initiated against it, for which shall request SETA or SETA’s shareholders all documents necessary to establish its defense, or (ii) grant sufficient authorities to SETA, to SETA’s shareholders or to its legal representatives, in order to carry out in its behalf the defense of the legal proceeding initiated against the Indemnified Party.

11.4    Indemnification Payment. Once issued a final decision requiring the Indemnified Party to pay any amount of money pursuant the Section 11.2, OMA shall notify SETA or SETA’s shareholders, in order for it to reimburse the corresponding amounts within the 10 (ten) business days following such notice.

12.                          EARLY TERMINATION.

12.1    In the event of any default from SETA or SETA’s shareholders under this Contract, OMA is able to terminate this Contract in advance through written notice directed to SETA and SETA’s shareholders (“Termination Notice”). Such termination shall become effective in 10 (ten) business days following the reception of the Termination Notice.

If the foregoing Contract is duly terminated by OMA without any Event of Default or for causes non-attributable to SETA during the period of this Contract, OMA shall pay to SETA an equivalent amount at current value of (i) the amount that SETA would have

Signature Version

had received under this Contract and when there was not an early termination pursuant Clause 7.2, taking as a basis the average EBITDA during the 3 (three) immediate prior exercises, plus (ii) the amount that results greater between (x) $200,000 USD (two hundred thousand US dollars) and (y) 16% (sixteen per cent) of the increment that, if appropriate, would have obtained in the EBITDA to November 30 of the year of this contract’s termination (if such termination occurs in December of such year) or to November 30 of the previous year in which the termination of this contract occurs (if such termination occurs in the months of January to November of such year), in each case when the EBITDA is compared with the previous year ending November 30, in both cases the amounts established in subsections (x) and (y) above, multiplied by the factor that results from calculating the time passed between June 15, 2015 and the date in which the present contract is terminated pursuant the 6th Clause. When there is an early termination of the contract, all rights and obligations from the parties shall cease, in the understanding that OMA shall no have any obligation to return the Technical Information or Technical Knowledge received during the validity of this Contract.

12.2                 SETA’s Obligations. As consequence of the termination of this Contract, SETA shall:

12.2.1    Vacate any office space or facilities used by the Services Company or Concessionaire Companies;

12.2.2    Remove all SETA’s properties relevant for the provision of Consulting Services located in the facilities of the Assigned Airports;

12.2.3    Deliver and cede, free of charge, all records or documents in possession of SETA and required by the Services Company for Managing the Assigned Airports, including the Technical Information and Technical Knowledge; and

12.2.4    Adopt any measures considered convenient and at its disposal to ensure that SETA or SETA’s shareholders stop considering the Assigned Airports as part of its marketing strategy.

12.3                 OMA’s Obligations. As a result of the early termination of this Contract, OMA shall stop using any registered brands related with the Technical Information and with the Technical Knowledge. In addition, the Services Company shall reimburse SETA all pending expenses incurred in the provision of Services and in terms of Section 7.1.

13.                          EVENTS OF DEFAULT.

13.1    Events of Default for SETA and SETA’s Shareholders. In an Event of Default by SETA or SETA’s shareholders of any of the obligations established in this Contract, OMA shall have the right to terminate this Contract pursuant to Section 12. The following are considered Events of Default from SETA or SETA’s shareholders:

13.1.1    Failure to comply with any of its obligations to provide Consulting Services according to Section 3.1;

13.1.2    Failure to comply with any of its obligations contained in Section 3.10;

13.1.3    Direct or indirect, attributable loss to SETA or SETA’s shareholders from any patent, copyright or industrial property right over any Technical Knowledge transferred in favor of OMA and that it is essential to continue with the provision

Signature Version

of Consulting Services in the same manner in which they were provided when such loss occurred;

13.1.4    Any non-compliance from the Concessionaire Companies with its obligations derived from its corresponding Concession Certificates, if such non-compliance derives from the fact that SETA or SETA’s shareholders failed to provide the necessary Assistance and Technical Information to OMA under this Contract; and

13.1.5    Non-compliance from SETA’s counterparty or from SETA under the Operations Contract, whether the non-compliance is declared or not, as well as the early termination of such Operations Contract.

13.2                 Notice of Default. Upon the existence of an Event of Default by SETA or SETA’s shareholders, OMA shall deliver a notice (the “Notice of Default”) in which details the Event of Default according to the following:

13.2.1    Shall indicate the Section breached of this agreement;

13.2.2    Shall indicate the actions, that in this case, OMA requires from SETA or SETA’s shareholders to remedy the Event of Default; and

13.2.3    A term of 30 (thirty) days upon receiving the Notice of Default shall be granted to SETA and SETA’s shareholders to remedy such Event of Default.

Notwithstanding the above, in the event set forth in Section 13.1.6, SETA shall have a maximum term of 3 (three) months to remedy the corresponding Event of Default.

13.3                 Penalties for Non-Compliance. If SETA does not remedy the Event of Default in the form and within the period indicated in the Notice of Default, SETA shall lose the right to receive the consideration referred in Section 7.2.1 for the immediate previous exercise during which the Event of Default occurred as contractual penalty for the damages caused to OMA, for which shall have the obligation to reimburse to the Services Company such amount within the 10 (ten) following natural days following its request.

13.4                 OMA’s Events of Default. If OMA fails to pay the considerations provided in Section 7.2, SETA may terminate this contract at any time and without any responsibility.

14.                          DISPUTE RESOLUTION.

14.1    Arbitration Rules. For the interpretation of this Contract and for the solution of any dispute derived from the same, the Parties expressly and irrevocably agree to submit to the jurisdiction of the Arbitration Court regulated by the arbitration rules (the “Arbitration Rules”) of the International Chamber of Commerce Mexico (“ICC Mexico”); therefore, any dispute arising from or related to this Contract; and the alleged defaults, termination or validity of the same (“Dispute”), shall be delivered to the other parties through a written request (“Request for Arbitration”) to be solved definitively by arbitration, processed pursuant to the Arbitration Rules of ICC Mexico, except for the special rules established in Section 14 of this Contract that may modify the Arbitration Rules.

Signature Version

14.2                 Arbitral Proceedings. The arbitration procedure shall be carried out and the award issued in Mexico City, Federal District, United States of Mexico, in the Spanish language. Three neutral arbitrators, according to the provisions mentioned below, shall carry out the arbitration procedure. SETA and SETA’s shareholders shall appoint an arbitrator by mutual agreement and OMA shall appoint another within 15 (fifteen) following the Arbitration Request, in the understanding that such arbitrators must be of different nationality than of OMA, SETA and SETA’s shareholders. The two arbitrators appointed shall appoint by mutual consent the third arbitrator in a term of 15 (fifteen) days following the appointment of the last of the first two arbitrators. The arbitrators shall appoint among them one arbitrator who will act as President of the Tribunal within 5 (five) days following the date of their last appointment. If any of the arbitral appointments is not made within the terms established hereby, the ICC Mexico shall perform such appointment upon request of any of the parties. The arbitrators should be able to read, write and speak both English and Spanish, and shall be experts in the subject in question. The hearings shall be carried out within 20 (twenty) business days and the award shall be granted within 60 (sixty) business days, both terms following the appointment of the third arbitrator.

14.3                 Specific Performance. In any arbitral procedure according to this Contract, the parties are authorized to request a competent judge to order a specific performance of any obligation that arises from this Agreement, in terms of article 1425 of the Commercial Code as precautionary measures.

14.4                 Applicable Legislation and Award Execution. The arbitrators shall decide the Dispute pursuant to the substantive laws of the United States of Mexico. In the event of requiring the enforcement of an award in a different jurisdiction to the United States of Mexico, the arbitration agreement and any award under this contract, shall be ruled by the United Nations Convention of 1958 regarding the Procedure and Execution of Foreign Awards. The written decision of arbitrators, signed by the majority of them, shall be conclusive and obligatory to the parties. When such award is received, each party shall immediately (i) adopt the action, (ii) perform changes in the conduction of its business or (iii) provide payments or refunds required by the arbitral award, as the case may be. The award may be reviewed and executed before any tribunal with competent authority. Such review shall have the purpose of verifying compliance in the award with the required formalities pursuant to the applicable legislation.

14.5                 Costs Allocation Award Currency. The party awarded negatively pursuant this Section 14, shall pay all expenses and costs caused by the arbitration, including the expenses and costs corresponding to the arbitrators and ICC Mexico. With exception of the provisions established in the immediately preceding sentence, each of the parties shall cover all expenses and costs incurred by such party in connection with the arbitration proceeding other than those previously mentioned. Any economic award shall be made in United States Dollars and shall be paid in such currency or in Mexican Currency at the exchange rate of the date prevailing on the payment date, free of any tax or deduction, plus interests calculated since the non-compliance date or other violation of this Contract to the date when the award is paid with a just interest rate determined by the arbitrators.

Signature Version

14.6    Access to Documents. The non-confidential books and documents of the parties in an arbitration proceeding that are related to the matters undertaken in the arbitration, shall be available to arbitrator’s examination and to the other parties during the procedure and before the corresponding hearing.

14.7    Successors, Assigns, etc. The arbitral agreement referred in Section 13, shall be binding to successors, assigns, trustees, liquidators or receiver of each party.

15.                          FORCE MAJEURE.

15.1                 Definition of Force Majeure. For purposes of this Contract, “Force Majeure” means:

15.1.1    Fires, explosions, floods, earthquakes, hurricanes, insurrections, shocks, natural disasters, sabotage, unforeseeable circumstances, war, revolutions, radioactive contamination, toxic or chemical contamination that make impossible the provision of some or all of the services, upon the judgment of a third party appointed by SETA and the Services Company, when there is no agreement between the parties; and

15.1.2    Strikes, invasion of the facilities and searches that make impossible the provision of certain or all Services, upon the judgment of a third party appointed by SETA and the Services Company.

15.2                 Force Majeure Claim. If SETA is completely or partially prevented to comply with its obligations by virtue of force majeure, as soon as acknowledging the event of force majeure, SETA shall deliver a written notice to the Services Company, including:

15.2.1    A description of the event of Force Majeure;

15.2.2    A description regarding the obligations whose compliance is affected and in consequence describe the services that will be unable to provide;

15.2.3    A description of actions that SETA has taken to mitigate such situation, as well as those proposed to remedy them;

15.2.4    A time estimate during which SETA will be unable to provide all of the Services and comply fully with its obligations under this Contract and by reason of Force Majeure.

15.2.5    An estimate of the costs that OMA will incur in order to remedy the situation and the proposed funding agreements; and

15.2.6    Any other pertinent information related to the event of Force Majeure.

15.3    In the event of Force Majeure pursuant Section 15.1.1, once that SETA has delivered the notice mentioned in Section 15.2, shall carry out the acts at its disposal that are necessary in order to restore the Services that is unable to provide, with the understanding that if within a period of 3 (three) calendar days following the delivery of such notice, does not begin with the information mentioned above, it shall be subject to the provisions of Section 12 of this Contract.

In the event of Force Majeure in terms of Section 15.1.2, within the next business day of acknowledging the cause of Force Majeure and in addition of the provisions of Section

Signature Version

15.2 of this Contract, SETA shall submit before the competent judicial or administrative authority, whether federal or local, a written letter requesting the solution of such event, or the corresponding administrative or judicial claim in order for such authority to solve the event to be able to continue to provide the corresponding Services, in the understanding that if within a period of 3 (three) natural days, SETA does not comply with the above, it shall be subject to Section 12 of this Contract.

15.4                 Suspension of SETA’s Obligations. Despite any other provision to the contrary contained in this agreement, SETA’s obligations that are different than those provided in this Section 15, should be suspended only and during the time that such obligations are adversely affected by Force Majeure, as long as SETA performs all acts necessary to solve such Force Majeure.

16.                          MISCELLANEOUS.

16.1                 Notices. Any notice to be delivered from one party to the other under this Contract, shall be in writing and delivered by certified mail with return receipt, fax, courier, or delivered personally, and shall be deemed made when it is actually received by the party who is sent. All notices shall be sent to the following addresses of the parties, in the understanding that the same may be modified through notice given to the parties as described in this Section:

To SETA:

Avenida Lazaro Cardenas No. 2225 Interior 501

Colonia del Valle Sector Oriente

66269, San Pedro Garza Garcia, Nuevo Leon

Contact: Chief Executive Officer

With copy to (without being a notice):

Empresas ICA, S.A.B. de C.V.

Boulevard Manuel Avila Camacho number 36, 17th floor

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

Mexico, Federal District, Zip Code 11000

Contact: Chief Legal Officer

To OMA and/or the Services Company and/or the Concessionaire Companies:

Avenida Lazaro Cardenas No. 2225 Interior 501

Colonia del Valle Sector Oriente

66269, San Pedro Garza Garcia, Nuevo Leon

Contact: Chief Executive Officer

16.2                 Modifications.

Any modification to this Contract shall be effective unless each of the parties agree by writing.

Signature Version

16.3                 Confidentiality.

16.3.1    Each of the parties agrees and shall cause its affiliates, board members, officers, employees, agents, and consultants, to agree to maintain in secret and to not disclose or provide to any other person, directly or indirectly, or use in detriment of OMA or any of the parties, any verbal or written information, or any other information concerning this Contract, or any other confidential information or related to OMA, including but not limited to, the Technical Knowledge developed by OMA or transferred to the latter, Technical Information, plans, operations or results, and financial statements (collectively, the “Confidential Information”), except to the extent that the use of such Confidential Information is necessary to present or obtain any consent or approval required to perform contemplated transactions by this Contract, or except to the extent that providing or using such Confidential Information is required by law or necessary regarding any legal proceeding. Nothing contained in this Contract shall be interpreted as the granting of a license with respect to such Confidential Information to the receiver of the same.

16.3.2    Notwithstanding the above provisions of Section 16.3.1, any party may disclose any information without any restriction and without the obligation of maintaining the information confidential, as long as (i) the disclosure of such information is made by the provision of any applicable law or according the rules or regulations of any stock market law or quoting systems, (ii) such information becomes generally available to the public, by reason other than the result of the disclosure by such party, or (iii) such information had been generally available on a non-confidential basis, prior to its disclosure by any party; in the understanding, however, that if the disclosure of information should carried out by statutory or regulatory provisions, the party that is required to disclose such information shall promptly notify the owner of such information regarding such disclosure in order that such party owner of the information, has the opportunity to obtain mandate or judicial order to protect the confidentiality of its information, or an equivalent remedy. If such mandate or order could not be obtained, and the information is to be disclosed, the party that will disclose the information may do it without responsibility, as long as identifies beforehand and in writing delivers to the owner of the information subject to disclosure, and performs its best effort to obtain assurances regarding the treatment of such confidential information by the receiver or receivers of the same.

16.3.3    No party shall disclose Confidential Information to any consultant or third party advisor unless that such consultant or third party advisor agrees in writing to be bound by this confidentiality provisions, and each party and its consultants and third party advisors shall be subject to civil liabilities and economic damages if they violate the provisions of this Section 16.3.

16.4                 Headings. Headings of Sections of this Contract are only for reference purposes and shall not limit or in any other way affect the meaning of any provision of this Contract.

Signature Version

16.5                 Autonomy of the Provisions. In the event that one or more of the provisions established in this Contract or their application to any circumstance, is declared invalid, illegal or not executable by any competent authority in any aspect or by any reason, the validity, legality and binding force of such provisions in any other aspect and in the remaining provisions of this Contract, shall not be limited or affected in any way. In addition, the parties agree under this Contract to use its best effort to replace such provision that is invalid, illegal or not executable with a valid, legal and executable provision, which shall seek to comply in its best degree with the economic and business purposes and other purposes of the invalid or not executable provision.

16.6                 Successors, Assigns, etc. Except for the provisions of this contract, the parties shall not transfer or cede the rights and obligations contained under this Contract without the previous consent of SETA, OMA and the Services Company.

16.7                 Applicable Law. This Contract shall be governed and executed according to the Mexican Federal Laws and the Law of the Federal District.

16.8                 Applicable Currency. Except for any stipulation to the contrary expressly stated in this Contract, all referred amounts of money, shall be understood as in Mexican Currency, in other words, to Mexican pesos.

16.9                 Copies. This Contract shall be signed in 8 (eight) copies, each of which, when signed is considered as an original, but all, shall constitute one and the same instrument.

16.10        Integration. Except for other matters that are specifically provided, this Contract replaces all previous agreements between the Parties regarding the subject matter of this Contract, and it is the intention of the Parties for this Contract to become the final expression and complete and exclusive statement of their agreement regarding the subject matter of this Contract.

[Signature Pages Continue]

Signature Version

OMA’s signature page for the Technical Assistance and Transfer of Technology Services Agreement dated April 13, 2015, celebrated between Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios del Centro Norte, S.A. de C.V., and the Concessionaire Companies in the one hand, and in the other by Servicios de Tecnologia Aeroportuaria, S.A. de C.V., Aeroinvest, S.A. de C.V., and Aeroports de Paris Management, S.A.

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

By: Alfredo Dominguez Sanchez
Position: Legal Representative

Signature Version

The Services Company’s signature page for the Technical Assistance and Transfer of Technology Services Agreement dated April 13, 2015, celebrated between Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios del Centro Norte, S.A. de C.V., and the Concessionaire Companies in the one hand, and in the other by Servicios de Tecnologia Aeroportuaria, S.A. de C.V., Aeroinvest, S.A. de C.V., and Aeroports de Paris Management, S.A.

Servicios Aeroportuarios del Centro Norte, S.A. de C.V.

By: Alfredo Dominguez Sanchez
Position: Legal Representative

Signature Version

Concessionaire Companies’ signature page for the Technical Assistance and Transfer of Technology Services Agreement dated April 13, 2015, celebrated between Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios del Centro Norte, S.A. de C.V., and the Concessionaire Companies in the one hand, and in the other by Servicios de Tecnologia Aeroportuaria, S.A. de C.V., Aeroinvest, S.A. de C.V., and Aeroports de Paris Management, S.A.

Aeropuerto de Ciudad Juarez, S.A. de C.V.	Aeropuerto de Culiacan, S.A. de C.V.

By: Alfredo Dominguez Sanchez	By: Alfredo Dominguez Sanchez
Position: Legal Representative	Position: Legal Representative

Aeropuerto de Acapulco, S.A. de C.V.	Aeropuerto de Durango, S.A. de C.V.

By: Alfredo Dominguez Sanchez	By: Alfredo Dominguez Sanchez
Position: Legal Representative	Position: Legal Representative

Aeropuerto de Mazatlan, S.A. de C.V.	Aeropuerto de Monterrey, S.A. de C.V.

By: Alfredo Dominguez Sanchez	By: Alfredo Dominguez Sanchez
Position: Legal Representative	Position: Legal Representative

Aeropuerto de Reynosa, S.A. de C.V.	Aeropuerto de Tampico, S.A. de C.V.

By: Alfredo Dominguez Sanchez	By: Alfredo Dominguez Sanchez
Position: Legal Representative	Position: Legal Representative

Aeropuerto de Torreon, S.A. de C.V.	Aeropuerto de San Luis Potosi, S.A. de C.V.

By: Alfredo Dominguez Sanchez	By: Alfredo Dominguez Sanchez
Position: Legal Representative	Position: Legal Representative

Aeropuerto de Zacatecas, S.A. de C.V.	Aeropuerto de Zihuatanejo, S.A. de C.V.

By: Alfredo Dominguez Sanchez	By: Alfredo Dominguez Sanchez
Position: Legal Representative	Position: Legal Representative

Aeropuerto de Chihuahua, S.A. de C.V.

By: Alfredo Dominguez Sanchez
Position: Legal Representative

Signature Version

SETA’s signature page for the Technical Assistance and Transfer of Technology Services Agreement dated April 13, 2015, celebrated between Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios del Centro Norte, S.A. de C.V., and the Concessionaire Companies in the one hand, and in the other by Servicios de Tecnologia Aeroportuaria, S.A. de C.V., Aeroinvest, S.A. de C.V., and Aeroports de Paris Management, S.A.

Servicios de Tecnologia Aeroportuaria, S.A. de C.V.

By: Victor Humberto Bravo Martin
Position: Legal Representative

By:
Position: Legal Representative

Signature Version

SETA’s shareholders signature page for the Technical Assistance and Transfer of Technology Services Agreement dated April 13, 2015, celebrated between Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., Servicios Aeroportuarios del Centro Norte, S.A. de C.V., and the Concessionaire Companies in the one hand, and in the other by Servicios de Tecnologia Aeroportuaria, S.A. de C.V., Aeroinvest, S.A. de C.V., and Aeroports de Paris Management, S.A.

Aeroports de Paris Management, S.A.

By:
Position: Legal Representative

Aeroinvest, S.A. de C.V.

By: Victor Humberto Bravo Martin
Position: Legal Representative

ANNEX 1
Included Services

OPERATIONS

Systems or existent equipment audits, and if applicable, improvement proposals in the following areas:

Air field, airport infrastructure, management of terminal building, information system to users, programing systems and track allocation, platforms and rooms, security services, and environmental aspects.

Commercial

Systems or existent equipment audits, and proposals to improve the business management systems in the sale of items, food and beverage, allocation of spaces, and systems of information.

Quality Standards

Audits on existent systems and proposals to implement corporate information control systems, accounting systems, financial systems, master planning software, as well as documented operational guides, etc.

Proposals to obtain quality certificates such as ISO 9000, ISO 9001, or others, that includes quality control and monitoring.

Development of monitoring systems that indicate key performance (“MSIKP”) that include areas such as:

Passenger and cargo operations, waiting times, public information, FIDS, cleaning and comfort, luggage manipulation, claims, delays caused by allocation of terminal slots, track or track ways traffic, incidents or accidents in platforms, maintenance and conservation of buildings, financial performance, and the use of human resources. The MSIKP shall be compared continuously at national and international level.

Analyses of the current level of quality of services provided and develop a program to achieve the desired levels in the first five years.

Audit of existent and proposed systems to follow-up customers’ satisfaction with certain methodology to perform surveys.

Infrastructure Analysis and Investment plan

Market study and determination of the base profile of clients, with the objective of determining the marketing strategy.

Analysis and evaluation of current requirements and investment projections that contain the formulation of modifications.

Analysis of terminal buildings of each airport with proposals for the optimal use of current and proposed spaces.

Computer Systems

Audit existing and proposed information systems, as well as improvements to such systems considering its architecture and software.

Financial Systems

Audit the existing corporate system and improvement proposals required. Such proposals shall be developed in a comprehensive way, not limiting the accounting and financial systems, that include invoice and collection, control, treasury, purchases, budgets, inventory management, costing by activity and property management systems.

Employment Relationships

Formulate proper strategies to optimize the use of human resources and union relationships on a continual basis.

Government Relationships

Formulate contact through strategies that maintain a positive relationship with the different government departments, participate in governmental activities/working groups at local, regional and federal levels.

Follow-up and performance control by the board of directors, based on the parameters set.

OMA shall grade SETA’s performance according to the development of the business based on the parameters previously established.

When accomplishing the objectives mentioned in the foregoing Annex, the parties agree to establish dates for the compliance of new objectives for the proper operation, management and planning of the Assigned Airports.

ANNEX 2
Management Services Rendering Agreement

ANNEX 3
List of Cities with Airports

1.                Acapulco, Guerrero

2.                Zihuatanejo, Guerrero

3.                Chihuahua, Chihuahua

4.                Ciudad Juarez, Chihuahua

5.                Culiacan, Sinaloa

6.                Mazatlan, Sinaloa

7.                Durango, Durango

8.                Apodaca, Nuevo Leon

9.                Reynosa, Tamaulipas

10.       Tampico, Tamaulipas

11.       San Luis Potosi, San Luis Potosí

12.       Torreon, Coahuila

13.       Calera de Victor Rosales, Zacatecas

1